COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

CAROLINA FIRST CORPORATION AND SUBSIDIARIES                     EXHIBIT 12.1
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                                                     THREE MONTHS ENDED      NINE  MONTHS ENDED

($ in thousands)                                     SEPTEMBER 30, 1996      SEPTEMBER 30, 1996
                                                     -------------------     -------------------


EARNINGS:
  Income from continuing operations
     before income taxes...............................$   3,709                  11,331

ADD:
  (a) Fixed charges....................................   15,458                  45,093

DEDUCT:
  (a) Interest capitalized during year.................  -------                 -------
                                                         --------               --------


Earnings, for computation purposes.....................$  19,167                  56,424
                                                         ========               ========



FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized....$  15,278                 44,565
  Portion of rents representative of the
     interest factor...................................      148                    431
  Amortization of debt expense.........................       32                     97

                                                         --------               --------

Fixed charges, for computation purposes................$  15,458                 45,093
                                                         ========               ========


RATIO OF EARNINGS TO FIXED CHARGES.....................     1.24X                 1.25X

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